UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2018

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On September 11, 2018, Immunomedics, Inc., a Delaware corporation (the “Company”), entered into a Master Services Agreement (the “MSA”) with Samsung BioLogics Co., Ltd. (“Samsung”), pursuant to which Samsung will provide the Company with certain biologics manufacturing and development services in accordance with one or more product specific agreements. In addition to amounts payable under each applicable product specific agreement, the Company shall pay Samsung (i) a handling surcharge on raw materials obtained by Samsung, (ii) a handling surcharge relating to certain Company-provided materials, (iii) and storage fees in accordance with each product specific agreement. The MSA shall remain in effect for so long as a product specific agreement is in effect and may be terminated, or any applicable product specific agreement may be terminated, by either party for material breach, provided, that the non-breaching party shall give the breaching party written notice of the breach, and the breaching party fails to commence commercially reasonable efforts to cure such breach within thirty (30) days, then the non-breaching party may terminate the MSA thirty (30) days after such period. The MSA also contains customary limitations on liabilities and indemnification obligations of the Company and Samsung.

In connection with the MSA, on September 11, 2018, the Company and Samsung entered into a product specific agreement for the production of hRS7, the antibody used in the Company’s lead antibody drug conjugate candidate, sacituzumab govitecan (the “PSA”). Pursuant to the PSA, the Company is obligated to pay Samsung each year from 2020 to 2025 the greater of (i) a minimum product purchase commitment as set forth in the PSA and (ii) production forecasts provided by the Company to Samsung on each applicable year. Through December 31, 2019, the Company’s minimum product purchase commitment is approximately $30.6 million, and may increase up to approximately an additional aggregate $132.9 million through 2025. The term of the PSA continues through December 31, 2025, and may be extended for a period of two (2) years by mutual agreement of the Company and Samsung. Upon the occurrence of certain negative regulatory events, the Company has the right to delay the minimum product purchase commitments or production forecasts, or may terminate the PSA upon sixty (60) days written notice. The performance of the PSA is subject to the terms of the MSA.

The Company expects to file the MSA and the PSA as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, and intends to seek confidential treatment for certain terms and provisions of the MSA and the PSA. The foregoing description is qualified in its entirety by reference to the complete text of the MSA and the PSA, when filed.

Item 8.01              Other Events.

The Company issued a press release on September 12, 2018 in connection with the MSA and PSA. The press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 The following exhibits are being filed herewith:

Exhibit No.	Exhibit
99.1	Press Release of Immunomedics, Inc. and Samsung BioLogics Co., Ltd., dated September 12, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: September 12, 2018	By:	/s/ Michael Pehl
Name: Michael Pehl
Title: President and Chief Executive Officer